Exhibit 99.1

Wynn Resorts, Limited Reports Third Quarter Results

LAS VEGAS, October 27, 2009 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended September 30, 2009.

Net revenues for the third quarter of 2009 were $773.1 million, compared to $769.2 million in the third quarter of 2008.

Consolidated adjusted property EBITDA (1) increased 12.4% to $198.2 million for the third quarter of 2009, compared to $176.4 million in the third quarter of 2008.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $34.2 million, or $0.28 per diluted share, compared to net income of $51.2 million, or $0.49 per diluted share in 2008.  Adjusted net income in the third quarter of 2009 was $39.9 million, or $0.33 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $64.3 million, or $0.62 per diluted share in the third quarter of 2008.

Las Vegas Third Quarter Results

Our results of operations for the periods presented are not comparable to prior periods as the three months ended September 30, 2009 includes Encore at Wynn Las Vegas, which opened on December 22, 2008. The prior year quarter includes only Wynn Las Vegas.

For the quarter ended September 30, 2009, our Las Vegas operations generated adjusted property EBITDA of $70.0 million (with a 21.6% EBITDA margin on net revenue), flat when compared to the $70.1 million generated in the third quarter of 2008. Revenues at Wynn Las Vegas were up 10.2% but EBITDA was flat due to the additional costs associated with the operation of Encore.

Net casino revenues in the third quarter of 2009 were $144.0 million, flat with the third quarter of 2008. Table games drop was $518.1 million, with win per table per day (before discounts) of $5,801, compared to drop of $531.0 million and win per table per day of $10,062 in the third quarter of 2008. Table games win percentage of 23.7% was within the property’s expected range of 21% to 24%. Slot machine handle of $850.3 million was in-line with the comparable period of 2008 and win per unit per day was $149, compared to a win per unit per day of $225 in the third quarter of 2008. The reduction in win per table and win per unit is due to the addition of 91 tables and 812 slot machines primarily at Encore.

Gross non-casino revenues for the quarter were $225.0 million, a 17.9% increase from the third quarter of 2008, driven primarily by higher hotel and food and beverage revenues resulting from Encore. Hotel revenues were up 17.7% to $76.9 million during the quarter, versus $65.3 million in the third quarter of 2008 due to the addition of 2,034 suites at Encore. Our Las Vegas operations achieved an Average Daily Rate (ADR) of $210 for the quarter, compared to $272 in the 2008 quarter. Our occupancy was 83.9%, compared to 96.1% during the prior year period, generating revenue per available room (REVPAR) of $176 in the 2009 period (32.6% below the third quarter of 2008 of $261).

Food and beverage revenues increased 29.8% to $96.8 million in the quarter as a result of the additional 12 food and beverage outlets located in Encore. Retail revenues were $21.0 million in the quarter, 8.6% below last year’s levels and entertainment revenues increased 3.9% to $16.6 million from the third quarter of 2008 primarily due to the contribution from headliner performances during the quarter.

Macau Third Quarter Results

In the third quarter of 2009, net revenues were $448.5 million compared to $474.8 million in the third quarter of 2008. Wynn Macau generated adjusted property EBITDA of $128.2 million, compared to $106.3 million in the third quarter of 2008.

Table games turnover in the VIP segment was $14.1 billion for the period, compared to $13.3 billion for the third quarter of 2008. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the third quarter of 2009 was 2.8%, within the expected range of 2.7% to 3.0% and below the 3.1% experienced in the 2008 quarter.

Table games drop in the mass market category was approximately $501.8 million during the period, an 11.8% decrease from $568.8 million in the third quarter of 2008.  Mass market table games win percentage (calculated before discounts) of 20.8% was within our expected range of 19% to 21% and slightly higher than the 20.3% experienced in the third quarter of 2008.

Slot machine win decreased 8.9% compared to the third quarter of 2008 and win per unit per day decreased 0.3% to $365 compared to $366 in the third quarter 2008 as we reconfigured the slot floor and removed approximately 100 machines.

Wynn Macau achieved an Average Daily Rate (ADR) of $263 for the third quarter of 2009, compared to $272 in the 2008 quarter. The property’s occupancy was 89.2%, compared to 86.2% during the prior year period, generating revenue per available room (REVPAR) of $235 in the 2009 period, slightly above 2008 levels of $234.

On September 30, 2009, we added a new high-limit gaming salon containing approximately 40 machines.  In November 2009 we will also add two new private gaming salons with 29 VIP tables.

Encore at Wynn Macau

We continue construction on our further expansion of Wynn Macau that will add a fully-integrated resort hotel named Encore at Wynn Macau, with approximately 400 luxury suites and four villas, as well as additional gaming areas that will include 37 VIP table games, approximately 20 high-limit slot machines, 24 premium mass market table games and 75 premium mass market slot machines, food and beverage and retail amenities. We expect Encore at Wynn Macau to open in the first half of 2010.

The current budget for Encore at Wynn Macau is approximately $650 million. As of September 30, 2009, we have incurred $375.6 million associated with the construction of Encore at Wynn Macau.

Other Factors Affecting Earnings

Interest expense, net of $2.6 million in capitalized interest, was $50.1 million for the third quarter of 2009. Depreciation and amortization expenses were $101.9 million. Corporate expense and other was $15.8 million in the third quarter, including $6.9 million in stock based compensation.

Balance Sheet and Capital Expenditures

Our total cash balances on September 30, 2009 were $1.3 billion. Total debt outstanding at the end of the quarter was $4.2 billion, including approximately $2.7 billion of Wynn Las Vegas debt and $1.5 billion of Wynn Macau debt. Capital expenditures during the third quarter of 2009 of approximately $124 million was primarily related to the ongoing construction of Encore at Wynn Macau.

In October 2009, Wynn Macau Limited, a newly formed and indirect wholly owned subsidiary of Wynn Resorts and the developer, owner, and operator of Wynn Macau, completed an initial public offering of 27.7% of it’s ordinary shares on The Stock Exchange of Hong Kong Limited. Net proceeds to the Company as a result of this transaction were approximately $1.8 billion.

In October 2009, we purchased Wynn Las Vegas bank loans with a face value of $87.6 million for $84.4 million.

In October 2009, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. issued $500 million aggregate principal amount of 7 7/8% First Mortgage Notes due November 1, 2017 at a price of 97.823% of the principal amount. The net proceeds of approximately $480 million were used to repay amounts outstanding under the Wynn Las Vegas revolving credit facilities and term loan facility. Subsequent to this transaction and the loan repurchase discussed above, the outstanding balance under the Wynn Las Vegas Term Loan Facility is $80.4 million and the outstanding balance under the Wynn Las Vegas Revolving Facility is $317.9 million, with remaining availability of $120.0 million.

Total cash balances, after the Wynn Macau, Limited IPO and the debt transactions mentioned above, was $3.1 billion and total debt outstanding was $4.1 billion, including approximately $2.6 billion of Wynn Las Vegas debt and $1.5 billion of Wynn Macau debt.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, October 27, 2009 at 8:30 a.m. PT (11:30 a.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income (loss) from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income, cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income is net income before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income and adjusted net income per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income and adjusted net income per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating revenues:
Casino	$565,072	$590,576	$1,615,071	$1,805,984
Rooms	91,181	79,603	284,772	251,676
Food and beverage	109,152	87,607	330,293	275,627
Entertainment, retail and other	71,500	69,306	204,104	210,418
Gross revenues	836,905	827,092	2,434,240	2,543,705
Less: promotional allowances	(63,834)	(57,906)	(197,958)	(170,656)
Net revenues	773,071	769,186	2,236,282	2,373,049

Operating costs and expenses:
Casino	358,605	377,322	1,062,408	1,165,647
Rooms	30,238	19,317	80,293	60,060
Food and beverage	64,048	52,607	188,207	159,403
Entertainment, retail and other	43,623	39,436	119,657	127,310
General and administrative	88,946	85,371	265,544	249,606
Provision for doubtful accounts	5,150	36,296	12,979	49,012
Pre-opening costs	330	13,911	370	26,055
Depreciation and amortization	101,907	65,635	306,106	192,328
Property charges and other	725	1,623	11,272	31,188
Total operating costs and expenses	693,572	691,518	2,046,836	2,060,609

Operating income	79,499	77,668	189,446	312,440

Other income (expense):
Interest income	407	2,731	1,245	20,115
Interest expense, net of capitalized interest	(50,140)	(40,263)	(160,861)	(126,513)
Increase (decrease) in swap fair value	(5,344)	(3,588)	(988)	5,119
Gain on extinguishment of debt	-	-	22,513	-
Equity in income (loss) from unconsolidated affiliates	(38)	430	(76)	1,401
Other	(3)	(2,805)	208	(2,694)
Other income (expense), net	(55,118)	(43,495)	(137,959)	(102,572)

Income before income taxes	24,381	34,173	51,487	209,868

Benefit (provision) for income taxes	9,829	17,026	(25,612)	160,178

Net income	$34,210	$51,199	$25,875	$370,046

Basic and diluted income per common share:
Net income:
Basic	$0.28	$0.50	$0.22	$3.40
Diluted	$0.28	$0.49	$0.22	$3.36
Weighted average common shares outstanding:
Basic	122,200	103,266	119,011	108,915
Diluted	122,610	104,270	119,263	110,106

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income	$34,210	$51,199	$25,875	$370,046
Pre-opening costs	330	13,911	370	26,055
Gain on extinguishment of debt	-	-	(22,513)	-
(Increase) decrease in swap fair value	5,344	3,588	988	(5,119)
Property charges and other	725	1,623	11,272	31,188
Adjustment for taxes on above	(677)	(6,007)	5,373	(14,573)
Recognition of foreign tax credit	-	-	-	(140,655)
Adjusted net income (2)	$39,932	$64,314	$21,365	$266,942

Adjusted net income per diluted share	$0.33	$0.62	$0.18	$2.42

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended September 30, 2009
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(20,886)	$83,228	$17,157	$79,499

Pre-opening costs	-	330	-	330
Depreciation and amortization	77,811	23,351	745	101,907
Property charges and other	159	562	4	725
Management and royalty fees	4,814	17,797	(22,611)	-
Corporate and other expenses	5,586	1,603	1,701	8,890
Stock-based compensation	2,508	1,303	3,092	6,903
Equity in income/(loss) from
unconsolidated affiliates	50	-	(88)	(38)

Adjusted Property EBITDA (1)	$70,042	$128,174	$-	$198,216

	Three Months Ended September 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(332)	$59,552	$18,448	$77,668

Pre-opening costs	13,911	-	-	13,911
Depreciation and amortization	42,269	22,610	756	65,635
Property charges and other	632	991	-	1,623
Management and royalty fees	4,425	18,441	(22,866)	-
Corporate and other expenses	6,481	3,610	1,576	11,667
Stock-based compensation	2,636	1,084	1,716	5,436
Equity in income/(loss) from
unconsolidated affiliates	60	-	370	430

Adjusted Property EBITDA (1)	$70,082	$106,288	$-	$176,370

	Three Months Ended
	September 30,
	2009	2008
Adjusted Property EBITDA (1)	$198,216	$176,370

Pre-opening costs	(330)	(13,911)
Depreciation and amortization	(101,907)	(65,635)
Property charges and other	(725)	(1,623)
Corporate and other expenses	(8,890)	(11,667)
Stock-based compensation	(6,903)	(5,436)
Interest income	407	2,731
Interest expense, net of capitalized interest	(50,140)	(40,263)
Decrease in swap fair value	(5,344)	(3,588)
Other	(3)	(2,805)
Benefit for income taxes	9,829	17,026

Net income	$34,210	$51,199

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Nine Months Ended September 30, 2009
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income(loss)	$(87,616)	$225,614	$51,448	$189,446

Pre-opening costs	-	370	-	370
Depreciation and amortization	233,680	70,184	2,242	306,106
Property charges and other	7,453	2,310	1,509	11,272
Management and royalty fees	13,871	51,258	(65,129)	-
Corporate and other expenses	15,318	6,492	1,764	23,574
Stock-based compensation	7,072	3,762	7,863	18,697
Equity in income/(loss) from
unconsolidated affiliates	(379)	-	303	(76)

Adjusted Property EBITDA (1)	$189,399	$359,990	$-	$549,389

	Nine Months Ended September 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$11,138	$242,823	$58,479	$312,440

Pre-opening costs	26,054	1	-	26,055
Depreciation and amortization	122,543	67,561	2,224	192,328
Property charges and other	21,711	9,371	106	31,188
Management and royalty fees	13,170	58,280	(71,450)	-
Corporate and other expense	18,388	10,293	5,102	33,783
Stock-based compensation	7,014	2,541	4,435	13,990
Equity in income/(loss) from
unconsolidated affiliates	297	-	1,104	1,401

Adjusted Property EBITDA (1)	$220,315	$390,870	$-	$611,185

	Nine Months Ended
	September 30,
	2009	2008
Adjusted Property EBITDA (1)	$549,389	$611,185

Pre-opening costs	(370)	(26,055)
Depreciation and amortization	(306,106)	(192,328)
Property charges and other	(11,272)	(31,188)
Corporate and other expenses	(23,574)	(33,783)
Stock-based compensation	(18,697)	(13,990)
Interest income	1,245	20,115
Interest expense, net of capitalized interest	(160,861)	(126,513)
(Decrease) increase in swap fair value	(988)	5,119
Gain on extinguishment of debt	22,513	-
Other	208	(2,694)
Benefit (provision) for income taxes	(25,612)	160,178

Net income	$25,875	$370,046

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Room Statistics for Las Vegas operations5:
Occupancy %	83.9%	96.1%	86.6%	96.1%
Average Daily Rate (ADR)1	$210	$272	$ 217	$291
Revenue per available room (REVPAR)2	$176	$261	$ 188	$280

Other information for Las Vegas operations5:
Table games win per unit per day3	$5,801	$10,062	$5,071	$8,809
Table Win %	23.7%	24.3%	20.7%	21.6%
Slot machine win per unit per day4	$ 149	$225	$ 161	$228
Average number of table games	230	139	229	139
Average number of slot machines	2,768	1,956	2,776	1,950

Room Statistics for Macau:
Occupancy %	89.2%	86.2%	86.4%	87.5%
Average Daily Rate (ADR)1	$ 263	$272	$ 265	$275
Revenue per available room (REVPAR)2	$ 235	$234	$ 229	$241

Other information for Macau:
Table games win per unit per day3	$15,077	$15,136	$14,308	$16,205
Slot machine win per unit per day4	$ 365	$366	$ 397	$345
Average number of table games	363	379	367	381
Average number of slot machines	1,124	1,230	1,196	1,243

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue less service charges, if any, by total rooms available.
(3) Table games win per unit per day is shown before discounts and commissions.
(4) Slot machine win per unit per day is net of participation fees and progressive accruals.
(5) Wynn Las Vegas, including Encore for 2009.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com